SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             Q-SEVEN SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    333-6440
                            (Commission file number)

          UTAH                                              87-0567618
(State or Other jurisdiction of                (IRS Employer Identification No.)
Incorporation or Organization)

                                  FROHNKAMP 18
                             40789 MONHEIM, GERMANY
                    (Address of Principal Executive Offices)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box [ ]. If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box [X].

Securities Act registration statement file number to which this form relates:
      N/A      (if applicable)
---------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                     Name of Each Exchange on Which
to be so Registered                     Each Class is to be Registered
-------------------                     ------------------------------
       NONE                                          N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                          COMMON STOCK, PAR VALUE $.001
                                (Title of Class)

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Registrant is registering its Common Stock of which 100,000,000 shares, par value $.001, are currently authorized. The following is a description of the Registrant's Common Stock. This description is not complete, and it is qualified by reference to the Registrant's articles of incorporation, as amended, incorporated herein by reference, the Registrant's by-laws, incorporated herein by reference, and the laws of the State of Utah.

     All shares of Common Stock have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Registrant could, if they chose to do so, elect all of the directors.

     Upon liquidation, dissolution or winding up of the Registrant, the assets of the Registrant, after the payment of liabilities and after the satisfaction of all preferred claims by shareholders of the Registrant's Preferred Stock (assuming Preferred Stock is issued in the future), will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Registrant and have no right to require the Registrant to redeem or purchase their shares.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Registrant, out of funds legally available therefor after payment of any preferred dividends to the holders of the Registrant's Preferred Stock. The Registrant has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

     Although only Common Stock of the Registrant is being registered, the rights of a holder of such Common Stock would be affected by the Registrant's issuance of any Preferred Stock. For this reason, the Registrant's Preferred Stock is described below.

     The Registrant is authorized to issue 50,000,000 shares of Preferred Stock, $.001 par value, none of which have yet been issued. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Registrant may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that Preferred Stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders.

     Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue Preferred Stock without shareholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Registrant without any further action by shareholders.

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

ITEM 2.   EXHIBITS.

EXHIBIT NUMBER      DESCRIPTION

3.1 Articles of Incorporation, as amended: Incorporated by reference to Exhibit 3.1 to Report on Form 10-QSB for the quarter ended June 30, 1999.

3.2 By-laws: Incorporated by reference to Exhibit 3.2 to the Report on Form 10-QSB for the quarter ended June 30, 1999.


3.3                 Form of Stock Certificate for Registrant's Common Stock*

-----------

*    Filed herewith.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               Q-SEVEN SYSTEMS, INC.


Date: October 29, 1999                     By: /s/ Philipp Kriependorf
                                               ----------------------------
                                         Name: Philipp Kriependorf
                                        Title: President

                                INDEX TO EXHIBITS


EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT

3.1 Articles of Incorporation, as amended: Incorporated by reference to Exhibit 3.1 to Report on Form 10-QSB for the quarter ended June 30, 1999.

3.2 By-laws: Incorporated by reference to Exhibit 3.2 to the Report on Form 10-QSB for the quarter ended June 30, 1999.

3.3                 Form of Stock Certificate for Registrant's Common Stock*

-----------

*  Filed herewith.

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